UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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UNITED AMERICAN HEALTHCARE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PRELIMINARY PROXY STATEMENT
Subject to Completion, Dated March 22, 2010
UNITED AMERICAN HEALTHCARE CORPORATION
300 RIVER PLACE, SUITE 4950
DETROIT, MICHIGAN 48207-5062
Dear Shareholder:
     We invite you to attend the Annual Meeting of Shareholders of United American Healthcare Corporation (the “Company”). The meeting will be held on Friday, April 23, 2010 at the MGM Grand Hotel, 1777 Third Street, Detroit, Michigan at 10:30 a.m., Eastern time. During the annual meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed notice of the annual meeting and accompanying proxy statement. Please refer to the attached notice and proxy statement for additional information regarding each of the proposals and the annual meeting. Your Board of Directors (“Board”) and management look forward to greeting personally those shareholders who are able to attend.
     Among other matters, your Board is recommending the re-election of three directors whose terms are expiring at the annual meeting. Please note that Strategic Turnaround Equity Partners, LP (Cayman) and related persons (the “Strategic Equity Group”) have provided notice to us and filed a preliminary proxy statement with the U.S. Securities and Exchange Commission that they intend to nominate their own slate of three nominees for election as directors at the annual meeting and to solicit proxies for their use at the annual meeting to vote in favor of their own slate in opposition to the Board’s nominees. Mr. Bruce Galloway, a director of the Company, is a member of the Strategic Equity Group. For the reasons set forth in the accompanying proxy statement, your Board does not believe that the election of additional Strategic Equity Group nominees to the Board is in the best interests of our shareholders.
     It is important that your shares be represented and voted at the annual meeting, whether or not you plan to attend. You may vote in one of four ways as further described in the accompanying proxy statement and the WHITE proxy card: (1) via the telephone; (2) via the Internet; (3) by signing, dating and returning the enclosed WHITE proxy card; or (4) by casting your vote in person at the annual meeting. You may receive proxy solicitation materials from the Strategic Equity Group or other persons affiliated with them, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN, OR OTHERWISE VOTE USING, ANY PROXY CARD SENT TO YOU BY THE STRATEGIC EQUITY GROUP OR OTHER PERSONS AFFILIATED WITH THEM. Even if you have previously signed or otherwise voted using a proxy card sent by the Strategic Equity Group or their affiliates, you have the right to change your vote by using the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted.

Sincerely,

William C. Brooks
President and Chief Executive Officer

March [ • ], 2010
     If you have any questions or require any assistance with voting your shares, please contact:
GEORGESON INC.
Shareholders Call Toll-Free: 800-903-2897
Banks, Brokers and Other Nominees Call Collect: 212-440-9800

UNITED AMERICAN HEALTHCARE CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 23, 2010

To the Shareholders of United American Healthcare Corporation:
     Notice is hereby given that the Annual Meeting of Shareholders of United American Healthcare Corporation will be held at the MGM Grand Hotel, 1777 Third Street, Detroit, Michigan at 10:30 a.m., Eastern time, for the following purposes:
(1)	To elect three directors for terms to expire at the 2012 annual meeting of shareholders, and in each case until their respective successors are duly elected and qualified, from among the nominees described in the attached Proxy Statement and, if properly brought before the meeting, the nominees provided by Strategic Turnaround Equity Partners, LP (Cayman) and related persons;

(2)	To ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
     Your Board of Directors recommends a vote FOR the Board’s nominees for Proposal 1 and FOR Proposal 2. The accompanying proxy statement contains additional information for your careful review. A copy of the Company’s annual report for fiscal 2009 is also enclosed.
     Shareholders of record of the Company’s common stock at the close of business on February 22, 2010 are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Your vote is important. You may vote in one of four ways as further described in the accompanying proxy statement and the WHITE proxy card: (1) via the telephone; (2) via the Internet; (3) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided; or (4) by casting your vote in person at the annual meeting.

By Order of the Board of Directors

William C. Brooks
President and Chief Executive Officer

UNITED AMERICAN HEALTHCARE CORPORATION
300 RIVER PLACE, SUITE 4950
DETROIT, MICHIGAN 48207-5062

PRELIMINARY PROXY STATEMENT
Subject to Completion, Dated March 22, 2010

ANNUAL MEETING OF SHAREHOLDERS

     The Board of Directors (the “Board”) of United American Healthcare Corporation (the “Company”) is soliciting proxies for use at the annual meeting of shareholders of the Company and any adjournment or postponement thereof. The annual meeting will be held at the MGM Grand Hotel, 1777 Third Street, Detroit, Michigan at 10:30 a.m., Eastern time. The Company expects to first mail these proxy materials on or about [ • ], 2010 to shareholders of record of the Company’s common stock (the “common stock”).
     All references in this proxy statement to fiscal 2009 or fiscal 2010 mean the fiscal years ended June 30, 2009 and 2010, respectively.
ABOUT THE MEETING
What is the purpose of the annual meeting of shareholders?
     At the annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Meeting, including:
(1)	the election of three directors for terms to expire at the 2012 annual meeting of shareholders, and in each case until their respective successors are duly elected and qualified, from among the nominees described in this proxy statement and, if properly brought before the meeting, the nominees provided by Strategic Turnaround Equity Partners, LP (Cayman) and related persons (the “Strategic Equity Group”); and

(2)	the ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2010.
     In addition, management will report on the performance of the Company and will respond to questions from shareholders. The Company expects that representatives of UHY LLP will be present at the annual meeting and will be available to respond to questions. Such representatives will also have an opportunity to make a statement.
What are the Board’s recommendations?
     The Board recommends a vote:
     Proposal 1 — FOR the re-election of Darrel W. Francis, Tom A. Goss and Emmett S. Moten, Jr. for terms to expire at the 2012 annual meeting of shareholders.
     Proposal 2 — FOR the ratification of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2010.

What is the current status of the director nominations by stockholders?
     The Strategic Equity Group consists of Strategic Turnaround Equity Partners, LP (Cayman), Galloway Capital Management, LLC, Bruce Galloway (a current director of the Company), Gary L. Herman, Seth M. Lukash and Fred Zeidman. The Strategic Equity Group have provided notice to the Company and filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) that they intend to nominate their own slate of three nominees for election as directors at the annual meeting and solicit proxies for their use at the annual meeting to vote in favor of their own slate in opposition to the Board’s nominees.
What should I do if I receive a proxy card from the Strategic Equity Group?
     You may receive proxy solicitation materials from the Strategic Equity Group or other persons affiliated with them, including an opposition proxy statement and proxy card. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN, OR OTHERWISE VOTE USING, ANY PROXY CARD SENT TO YOU BY THE STRATEGIC EQUITY GROUP OR OTHER PERSONS AFFILIATED WITH THEM. Even if you have previously signed or otherwise voted using a proxy card sent by the Strategic Equity Group or their affiliates, you have the right to change your vote by using the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted.
Who is entitled to vote?
     Only record holders of common stock at the close of business on the record date of February 22, 2010 are entitled to receive notice of the annual meeting and to vote the common stock that they held on the record date. Each outstanding share of common stock is entitled to one vote on each matter to be voted upon at the annual meeting.
     For ten days prior to the annual meeting, a complete list of shareholders will be available during regular business hours at the Company’s principal executive office, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062. The list will also be available at the annual meeting. A shareholder may examine the list for any legally valid purpose related to the annual meeting.
What constitutes a quorum?
     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum for all purposes. As of the record date, 8,164,117 shares of common stock were outstanding. Proxies marked with abstentions or withhold votes will be counted as present in determining whether or not there is a quorum.
What is the difference between holding common stock as a shareholder of record and a beneficial owner?
     Shareholders of Record. If your common stock is registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record with respect to such common stock, and these proxy materials (including a WHITE proxy card) are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company as set forth on the WHITE proxy card, including through the enclosed WHITE proxy card, through the Internet or by telephone, or to vote in person at the annual meeting.
     Beneficial Owners. Many of the Company’s shareholders hold their common stock through a broker, bank or other nominee rather than directly in their own name. If your common stock is so held, you are considered the beneficial owner of such common stock, and these proxy materials (including a WHITE voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to such common stock. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote the common stock in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting. Your broker, bank or nominee has enclosed a WHITE voting instruction card for you to use in directing the broker, bank or nominee on how to vote the common stock.

May I vote my shares in person at the annual meeting?
     Even if you plan to be present at the meeting, the Company encourages you to vote your common stock prior to the meeting.
     You will need to present photo identification, such as a driver’s license, and proof of United American Healthcare Corporation share ownership as of the record date when you arrive at the meeting. If you hold your shares through a bank, broker or other holder of record and you plan to attend the annual meeting, you must present proof of your ownership of United American Healthcare Corporation shares, such as a bank or brokerage account statement, in order to be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.
     Shareholders of Record. If you are a shareholder of record and attend the annual meeting, you may deliver your completed WHITE proxy card or vote by ballot in person at the annual meeting.
     Beneficial Owners. If you hold your common stock through a broker, bank or other nominee and want to vote such common stock in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such common stock.
Can I vote my shares without attending the annual meeting?
     By Mail. You may vote by signing, dating and returning the enclosed WHITE proxy card or voting instruction card in the postage-paid envelope provided.
     By telephone or through the Internet. You may vote by telephone or through the Internet as indicated on your enclosed WHITE proxy card or voting instruction card.
Can I change my vote after I return my proxy card or voting instruction card?
     Shareholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a new proxy that is dated later than the proxy card. You may also change your vote through the Internet, by telephone or by taking action at the annual meeting, as set forth on the WHITE proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed WHITE proxy card will nevertheless have authority to vote your common stock in accordance with your instructions on the proxy card unless you properly file such revocation notice or new proxy.
     Beneficial Owners. If you hold your common stock through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.
What does it mean if I receive more than one proxy card or voting instruction card?
     If you receive more than one WHITE proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Company’s transfer agent. Please sign and deliver, or otherwise vote, each WHITE proxy card and voting instruction card that you receive. The Company recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.
     As previously noted, the Strategic Equity Group have provided notice to the Company and filed a preliminary proxy with the SEC that they intend to nominate their own slate of three nominees for election as directors at the annual meeting and solicit proxies for their use at the annual meeting to vote in favor of their own slate in opposition to the Board’s nominees. As a result, you may receive proxy cards from both the Strategic Equity Group and the Company. Only the latest dated proxy card or voting instruction card you submit will be counted.

     THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN, OR OTHERWISE VOTE USING, ANY PROXY CARD SENT TO YOU BY THE STRATEGIC EQUITY GROUP OR OTHER PERSONS AFFILIATED WITH THEM. Even if you have previously signed or otherwise voted using a proxy card sent by the Strategic Equity Group or their affiliates, you have the right to change your vote by using the enclosed WHITE proxy card or voting instruction card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card or voting instruction card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted.
What if I do not vote for some of the items listed on my WHITE proxy card or voting instruction card?
     Shareholders of Record. If you return your signed WHITE proxy card but do not provide voting instructions on certain matters, your shares will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the WHITE proxy card that properly comes before the annual meeting, the proxy holders named in the WHITE proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
     Beneficial Owners. If you hold your common stock in street name through a broker, bank or other nominee and do not return, or vote on all the matters set forth on, the WHITE voting instruction card, such nominee will determine if it has the discretionary authority to vote your common stock. Under applicable law and the New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. Whether or not the Strategic Equity Group contests the election of directors, as of January 1, 2010, all director elections are considered non-routine matters and a bank, broker or nominee cannot vote on your behalf with respect to our director election if you do not instruct your bank, broker or nominee on how to vote your shares in the manner set forth on your voting instruction card. Therefore, in particular, it is very important for you to vote your shares for the election of directors.
     “Broker non-votes” are shares held by a bank, broker or other nominee that are represented at the shareholder meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such common stock to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Common stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to such proposals.
     We urge you to provide instructions to your broker, bank or other nominee so that your votes may be counted for each item of business at the annual meeting.
What vote is required to approve each item?
     Proposal 1 — Election of Directors. The three nominees that were nominated for election for the terms ending 2012 and who receive the most votes cast at the annual meeting will be elected to such terms. Withheld votes and broker non-votes will have no effect on the outcome of the vote. The Board has nominated Darrel W. Francis, Tom A. Goss, Emmett S. Moten, Jr. to be elected for the terms expiring at the 2012 annual meeting, in each case until their respective successors are duly elected and qualified.
     Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Finance and Audit Committee’s appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2010. Abstentions will not be counted as votes cast at the annual meeting and will have no effect on the result of the vote. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Finance and Audit Committee will take the appointment under advisement if such appointment is not so ratified. Even if the shareholders ratify the appointment of UHY LLP, the Finance and Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

     Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will generally require the affirmative vote of a majority of the votes cast at the annual meeting. The Board of Directors does not propose to conduct any business at the annual meeting other than as stated above.
Who will count the votes?
     A representative of IVS Associates Inc. will tabulate the votes and act as the inspector of election.
How do I find out the voting results?
     Voting results will be announced after they are certified by the inspector of elections and will also be published by the Company in a Current Report on Form 8-K within four business days of the annual meeting.
How can I access the Company’s proxy materials and annual report on Form 10-K?
     As a holder of common stock, you should have received a copy of the fiscal 2009 annual report to shareholders (which includes the annual report on Form 10-K, excluding certain exhibits) together with this proxy statement. Such proxy materials are also available at www.uahc.com.
     The Company’s website, www.uahc.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Company’s Annual Report on Form 10-K for fiscal 2009 will be sent to any shareholder, without charge, upon written request sent to the Company’s executive office: United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, Attention: Secretary. Further, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at www.sec.gov.
     The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.
Who can I contact if I have questions or need assistance in voting my shares?
     Please contact Georgeson Inc., the firm assisting the Company in the solicitation of proxies, at:
Shareholders Call Toll-Free: 800-903-2897
Banks and Brokers Call Collect: 212-440-9800

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of the common stock as of February 22, 2010 with respect to (i) each director, nominee and named executive officer, (ii) all of the directors, nominees and executive officers as a group, and (iii) to the Company’s knowledge, each beneficial owner of more than 5% of the outstanding common stock (including their respective address). Unless otherwise indicated, each owner (1) holds such shares directly and (2) has sole voting and investment powers with respect to the shares listed below. The percentage of common stock owned is based on 8,164,117 shares of common stock outstanding as of February 22, 2010.

	Amount and Nature
Name (and Address)	of Beneficial
of Beneficial Owner	Ownership(1)		Percent of Class
William C. Brooks	257,969		3.1%

Stephanie Dowell	—		—

Tom A. Goss	140,357		1.7%

Richard M. Brown, D.O.	528,950	(2)	6.4%

Darrel W. Francis	80,552		*

Bruce R. Galloway	743,529	(3)	9.1%

Ronald E. Hall, Sr.	145,092		1.8%

Stephen D. Harris	111,087		1.3%

Emmet S. Moten, Jr.	121,425		1.5%

Directors, Nominees and Executive Officers as a group (10 persons)	2,128,961		24.1%

St. George Investments, LLC, John M. Fife and related persons 303 East Wacker Drive, Suite 311 Chicago, Illinois 60601.	1,882,583	(4)	23.1%

Strategic Turnaround Equity Partners, LP (Cayman) and related persons c/o Galloway Capital Management, LLC 720 Fifth Avenue, 10th Floor New York, NY 10019	743,529	(3)	9.1%

*	Less than 1%

(1)	Includes the following number of shares of common stock subject to options exercisable within 60 days of February 22, 2010: Mr. Brooks, 173,586; Ms. Dowell, 0; Mr. Goss, 77,335; Dr. Brown, 98,585; Mr. Francis, 44,502; Mr. Galloway, 10,419; Mr. Hall, 98,585; Mr. Harris, 82,833; and Mr. Moten, 77,335.

(2)	Includes 364,858 shares held indirectly, as trustee of the Richard M. Brown, D.O. Revocable Trust u/a/d 1/18/74.

(3)	Based on Schedule 13D/A (Amendment No. 8) filed with the SEC on January 20, 2010 by Strategic Turnaround Equity Partners, LP (Cayman), Galloway Capital Management, LLC, Bruce Galloway, Gary Herman, Seth M. Lukash and Fred Zeidman.

Mr. Galloway is deemed to be the indirect beneficial owner of 464,679 shares of common stock owned directly by Strategic Turnaround Equity Partners, LP (Cayman), for which he has shared voting and disposition power, as noted below. Mr. Galloway also has beneficial interest in the following shares: 216,984 shares held directly; 20,775 shares of common stock held in a trust for the benefit of Mr. Galloway’s son (Mr. Galloway is trustee); 15,050 shares of common stock held in a trust for the benefit of Mr. Galloway’s daughter (Mr. Galloway is trustee); 2,930 shares of common stock owned by RexonGalloway Capital Growth, LLC, an investment company in which Mr. Galloway is a member; and 12,692 shares of common stock owned by Jacombs Investments, Inc. See Footnote 1 for additional information on shares beneficially owned by Mr. Galloway.

Strategic Turnaround Equity Partners, LP (Cayman) is deemed to be the direct beneficial owner of 464,679 shares of common stock and has shared voting and disposition power with respect to all of such shares. Galloway Capital Management, LLC is deemed to be the indirect beneficial owner of 464,679 shares of common stock and has shared voting and disposition power with respect to all of such shares. Gary Herman is deemed to be the beneficial owner of 470,079 shares of common stock, including the indirect beneficial ownership of 464,679 shares of common stock owned directly by Strategic Turnaround Equity Partners, LP (Cayman), which he has shared voting and disposition power. Gary Herman has sole voting and disposition power with respect to 5,400 shares of common stock. Of the total of 5,400 shares of common stock directly reported by Mr. Herman, 4,350 shares are directly beneficially owned by Mr. Herman and 1,050 are held by FBR, Inc. of which Mr. Herman has investment and voting discretion. Seth M. Lukash and Fred Zeidman do not currently own any shares of common stock directly. Each of Seth M. Lukash and Fred Zeidman, by virtue of their status as a director nominee of Strategic Turnaround Equity Partners, LP (Cayman), may be deemed to beneficially own the shares of common stock owned by Strategic Turnaround Equity Partners, LP (Cayman). Neither Seth M. Lukash nor Fred Zeidman have voting and disposition power with respect to such shares. Seth M. Lukash and Fred Zeidman each disclaim beneficial ownership of such shares.

Each of Galloway Capital Management, LLC, Bruce Galloway and Gary L. Herman disclaim beneficial ownership of the shares of common stock directly beneficially owned by Strategic Turnaround Equity Partners, LP (Cayman) (except for (i) the indirect interest of Galloway Capital Management LLC by virtue of being the general partner of Strategic Turnaround Equity Partners, LP (Cayman), (ii) the indirect interests of Bruce Galloway and Gary L. Herman by virtue of being members of Galloway Capital Management, LLC, and (iii) the indirect interests of Bruce Galloway and Gary L. Herman by virtue of being limited partners of Strategic Turnaround Equity Partners, LP (Cayman). Galloway Capital Management LLC, Gary L. Herman and Bruce Galloway have shared power to direct the vote and shared power to direct the disposition of these shares of common stock.

(4)	Based on Schedule 13D/A (Amendment No. 6) filed with the SEC on March 22, 2010 by St. George Investments, LLC, John M. Fife, Iliad Research and Trading, L.P., Iliad Management, LLC and Fife Trading, Inc. All persons have shared voting and dispositive power over all of the shares. Iliad Research and Trading, L.P. is engaged in the investment management business for the proprietary account of Mr. Fife. Iliad Management, LLC is the general partner of Iliad Research and Trading, L.P. Fife Trading, Inc. is the manager of Iliad Management. Mr. Fife is the President, Chairman and sole shareholder of Fife Trading, Inc., as well as the sole member of Iliad Management. On March 19, 2010, Mr. Fife and Iliad Research and Trading, L.P. assigned all of their beneficial ownership in and to the 1,882,583 shares to St. George Investments, LLC, an Illinois limited liability company that is in the business of making investments for the proprietary account of Mr. Fife. Mr. Fife is the sole member of St. George Investments, LLC. See discussion under “Proposal 1 — Election of Directors — Background to the Proxy Solicitation — Agreement with St. George Investments, LLC, John M. Fife and Related Persons” below.

PROPOSAL 1 — ELECTION OF DIRECTORS
     The Board of Directors currently consists of seven directors serving three-year staggered terms. Three directors will be elected for terms to expire at the 2012 annual meeting of shareholders, or in each case until their respective successors are duly elected and qualified (or until such director’s earlier resignation, retirement or death). The three nominees that were nominated for election for the terms ending at the 2012 annual meeting and who receive the most votes cast at the annual meeting will be elected to such terms.
     Please see below for a description of Board’s three nominees, Darrel W. Francis, Tom A. Goss and Emmett S. Moten, Jr., all of which are incumbent directors whose terms expire at the annual meeting. The Board recommends that you vote FOR the election of the Board’s three nominees on the WHITE proxy card. The Board urges you not to sign or return, or otherwise vote using, any proxy card sent to you by the Strategic Equity Group or one of their affiliates.
     Each of the Board nominees has consented to serve the respective term and to be named in this proxy statement. If for any reason any of the nominees becomes unavailable for election, the Board may designate a substitute nominee. In such case, the persons named as proxies in the accompanying WHITE proxy card will vote for the Board’s substitute nominee.
Background to the Proxy Solicitation
     Introduction
     The Board has called an annual meeting of the shareholders of the Company and proposed, among other things, the re-election of three nominees for director to serve until the 2012 annual meeting of shareholders. The Board believes that its nominees will provide leadership, stability and continuity that will be instrumental to the Company during this critical stage of its existence.
     On July 30, 2009, the Strategic Equity Group delivered a notice to the Company announcing their intent to nominate a slate of three individuals to stand for election as directors at the annual meeting. As of the record date, the Strategic Equity Group beneficially owns approximately 743,539 shares of our common stock, or 9.1%. The Board believes that the election of the Strategic Equity Group’s nominees to the Board is not in the best interests of the Company’s shareholders.
     The Board is Committed to Enhancing Shareholder Value
     Throughout the past two years, the Board and management has encountered a number of significant challenges, which has led to a significant decline in shareholder value. Among those challenges are the loss of the Company’s most significant contract in its core Medicaid services business (with the State of Tennessee, Bureau of TennCare, referred to as the TennCare contract), with the transition of members in November 2008 and the ultimate expiration of the contract in June 2009, the Company’s determination not to seek renewal of its Medicare contract (with the Centers for Medicare & Medicaid Services, referred to as the CMS contract), and the resulting wind-down of such operations. Throughout this time, the Board and management has remained steadfastly committed to enhancing long-term shareholder value through its focus on (1) winding down existing operations in accordance with its contracts and applicable law, while minimizing expenses and resolving contingent liabilities (to allow for the release of certain statutory cash reserves from government restrictions) and (2) conserving cash to enable the Company to evaluate and execute long-term strategic alternatives.
     First, the Board and management have overseen a significant and complex list of matters necessary to complete the wind down of its existing operations. The wind down of TennCare presented particular challenges because the Company was obligated to perform under the contract through the expiration date of June 30, 2009, although TennCare members transferred to other managed care organizations on November 1, 2008 and the Company ceased earning revenue under the contract around the time of such transfer.
     Throughout the wind down process, the Board and management have been diligent in reducing costs, conserving cash and obtaining the release of statutory cash reserves from government restrictions. For example, the

Company subleased its Tennessee facility in April 2009, which resulted in a cost savings of approximately $0.4 million. The Company also reduced the number of its employees from 122 at June 30, 2008 to 16 at June 30, 2009, resulting in a cost saving of more than $2.6 million. As of March 1, 2010, the Company has five full-time and two part-time employees. In addition, the Company resolved its one outstanding material litigation, which had been pending since 2005, and thereby avoided considerable future legal expenses and limited the uncertainty and potential risk exposure of protracted litigation. Further, the Company obtained the release of $5.5 million in cash reserves from government restrictions, $3.4 million of which has been distributed to the Company, with the remaining $2.1 million expected to be distributed to the Company by the end of June 2010. During this process, the Company has avoided any material objections from the contract’s counterparties, and the Company has not had any material problems with adjudicating continuing claims.
     To ensure that the risks and potential liabilities to the Company are properly mitigated, substantial additional work remains in the wind down of the Company’s operations. First, claims under the expiring CMS contract must be processed through April 30, 2010 and other wind down processing will continue thereafter related to other matters. Finally, additional statutory cash reserves remain subject to government restriction.
     In addition to the achievements discussed above, the Board has also:
•	voluntarily agreed to a 50% reduction in director fees, effective January 1, 2010;

•	ensured the Company’s compliance with SEC and Nasdaq reporting obligations with minimal staff, in spite of the substantial amount of time and effort required;

•	overseen the lease renegotiation of Company’s Detroit, Michigan headquarters effective February 2010; and

•	reduced management compensation costs by obtaining voluntary concessions from the Company’s Chief Executive Officer, William C. Brooks, who surrendered a potential $240,000 retention bonus, and from the Company’s Chief Financial Officer, William L. Dennis, who agreed to a 5% reduction in his base salary effective April 1, 2010.
     Concurrently with the wind-down of existing operations, the Board has diligently evaluated long-term strategic alternatives. Soon after the Company learned that the TennCare contract would expire, the Board hired a corporate development and financial advisory services firm to aid the Board and management in reviewing the Company’s long-term strategic alternatives with the objective of pursuing a strategic alternative that satisfies three primary objectives namely providing: significant revenues; immediate positive EBITDA; and long-term growth opportunities. Over the last two years, the Board has considered numerous acquisition opportunities, as well as joint ventures, strategic partnerships and mergers. Unfortunately, the economic and financial crisis has severely undermined the Company’s ability to find a suitable acquisition or other strategic alternative to date. The Board has also considered in detail, at various times in the last two years, a potential liquidation of the Company or a special dividend, but the Board continues to believe the right acquisition will better serve the shareholders in the long-term.
     The Board and management have a significant equity stake in the Company, which further aligns their interests with other shareholders. As of the record date, the directors and executive officers, as a group (excluding Mr. Galloway), had beneficial ownership of 15.0% of the Company’s common stock compared to approximately 9.1% of shares beneficially owned by the Strategic Equity Group.
     The Strategic Equity Group
     In June 2007, Strategic Turnaround Equity Partners, L.P. (Cayman) (“Strategic”) filed its initial Schedule 13D disclosing its beneficial ownership of more than 5% of the issued and outstanding shares of the Company.
     In April 2008, Strategic, Galloway Capital Management, LLC (“GCM”), the general partner of Strategic, Gary L. Herman, a managing member of GCM, and Bruce Galloway, a managing member of GCM, entered into a Joint Filing Agreement and disclosed their aggregate beneficial ownership of the Company’s common stock.

     In August 2008, the Strategic Equity Group nominated Bruce Galloway, Gary L. Herman and Seth Lukash for election to the Board at the 2008 annual meeting of the shareholders of the Company held in November 2008. The Company’s Governance Committee interviewed several candidates, including the Strategic Equity Group’s nominees. Following the voluntary resignation from the Board by Mr. Brooks and one additional director, the Board determine to reduce the size of the Board from nine directors to seven directors and nominated Bruce Galloway for election as a director for the 2008 annual meeting. The Strategic Equity Group ceased proceeding with its nomination of its other two nominees following the Board’s nomination of Mr. Galloway.
     Since joining the Board in November 2008, Mr. Galloway has participated in discussions of the Board and the Audit and Finance Committee, of which he became a member upon his appointment to the Board. In fact, throughout the Company’s review of its strategic alternatives, Mr. Galloway has made several suggestions for acquisitions of companies. As with other opportunities suggested by Board members, Mr. Galloway was asked to forward the information he had regarding those opportunities to the Company’s financial adviser for review and evaluation. Nevertheless, in spite of due diligence and negotiations on a number of projects, no acquisition alternative has satisfied the Board’s standards for strategic opportunities.
     By letter dated July 29, 2009, the Strategic Equity Group nominated Seth Lukash, Gary L. Herman and Fred Zeidman for election to the Board at the Company’s upcoming annual meeting.
     On September 11, 2009, the Strategic Equity Group filed a preliminary proxy statement with the SEC that they intend to nominate the foregoing slate of three nominees for election as directors at the annual meeting and to solicit proxies for their use at the annual meeting to vote in favor of their own slate in opposition to the Board’s nominees.
     Agreement with St. George Investments, LLC, John M. Fife and Related Persons
     Background
     In November 2009, Mr. John M. Fife, Iliad Research and Trading, L.P., Iliad Management, LLC, and Fife Trading Inc. (collectively, the “Fife Group”) entered into a Joint Filing Agreement and filed their initial Schedule 13D disclosing their aggregate beneficial ownership of more than 5% of the issued and outstanding shares of the Company’s common stock.
     Shortly thereafter, Mr. Brooks called Mr. Fife to introduce himself as the CEO and President of the Company and to explore Mr. Fife’s intentions, as stated in Mr. Fife’s Schedule 13D filing. Mr. Brooks also explained to Mr. Fife the Company’s business strategy and plans to re-build shareholder value. Mr. Fife called Mr. Brooks shortly thereafter and asked to meet Mr. Brooks and representatives of the Company in Detroit. The meeting occurred on or around January 19, 2010. During the meeting, Mr. Brooks emphasized the Company’s commitment and plans to re-building shareholder value.
     Shortly after the Detroit meeting, Mr. Fife called Mr. Brooks to propose that Mr. Fife work collaboratively with the Company to re-build shareholder value. Over the intervening weeks, several proposals were discussed but none were sufficiently developed to present to the Board.
     By letter dated January 22, 2010, Mr. Fife nominated Robert Sullivan, Scott Leece and Matthew Tolman for election to the Board at the Company’s upcoming annual meeting.
     Mr. Fife and Mr. Brooks then had further discussions to develop the framework for an agreement for the Company and the Fife Group to work collaboratively to re-build shareholder value and to avoid or minimize the distraction and substantial expense to the Company of insurgent activities. On February 9, 2010, Mr. Brooks and representatives of the Company met Mr. Fife and his representatives in Chicago. At this meeting, proposals were discussed for collaboration but no proposal was sufficiently developed to take before the Board.
     Additional meetings were held in Chicago on February 17 and 25, 2010 between Mr. Brooks and representatives of the Company and Mr. Fife and his representatives. Various proposals for collaboration were again discussed, but no proposal was sufficiently developed to take before the Board.
     Following these meetings, representatives of Mr. Fife and the Company held a series of teleconferences to further discuss collaboration proposals. These discussions continued through the weekend of March 6 and 7, 2010 and into the following week. As a result of these discussions, the parties agreed that a proposal had now been sufficiently developed to take before the Board.
     On March 11, 2010, a Board meeting was held to discuss the Fife Group proposal. At the meeting, Mr. Brooks discussed the benefits that the proposal offered to the Company including (i) establishing sufficient stability to enable the Board and the Company’s management to have sufficient time to execute their plans to re-build shareholder value, (ii) a $600,000 additional investment from the Fife Group to bolster the Company’s treasury, and (iii) a call at the option of the Company to buy back all of the Fife Group’s shares at a 10% discount to the current market price. Several Board members raised a number of concerns with the proposal, including concerns with the terms of the Fife Group’s proposed additional investment in the Company through its proposed purchase of Series A Convertible Preferred Stock. A number of directors believed if the preferred shares were to be issued, they should be priced at or around the current market price of the Company’s common stock. Other concerns related to the terms of a proposed option to be granted to the Fife Group, exercisable after 18 months, to put back his common shares to the Company at or around the current market price, if shareholder value was not created. Following an extensive discussion among the directors at the meeting, the proposal was defeated by a vote of 4 to 3.
     As a result of the Board’s decision, representatives of the Fife Group and the Company engaged in further negotiations. Mr. Fife and his representatives came to Detroit on March 17, 2010 to meet with Mr. Brooks and Company representatives for further negotiations. As a result of these negotiations, the Fife Group agreed to significant modifications to the proposal. These modifications included changes to the timing and mechanism for issuing any preferred shares to the Fife Group and changes to the pricing of such preferred shares.
     Another Board meeting was called for March 19, 2010 to consider the new proposal with Mr. Fife. After deliberations, and with the modifications that were made as a result of the last round of negotiations, the Board decided to accept the proposal by a vote of 6 to 1.
     On March 19, 2010, the Fife Group, who beneficially own 1,882,583 shares of common stock of the Company (or 23.13%) as of the record date, assigned their beneficial ownership in all the shares to their affiliate, St. George Investments, LLC (“St. George”).
     The Agreement with St. George
     On March 19, 2010, the Company and St. George entered into a Voting and Standstill Agreement (the “Standstill Agreement”). Under the Standstill Agreement, St. George has agreed to cause the withdrawal of the Fife Group’s slate of nominees for election to the Board and to vote in favor of the candidates nominated by the Board for election at the Company’s upcoming annual meeting. St. George also agreed for a minimum period of 18 months to customary standstill provisions, which include, among other things, not, directly or indirectly, unless specifically requested by the Company or by a resolution of a majority of the directors:
•	participating in any manner in a business combination or any other transaction involving any material portion of the Company’s business or the assets;

•	participating in a solicitation of proxies;

•	proposing any matter for submission to a vote of the shareholders of the Company or call or seek to call a meeting of the shareholders of the Company;

•	seeking to elect a director or remove a director;

•	granting any proxy with respect to any shares of common stock (other than to the Secretary of the Company);

•	executing any written consent with respect to any shares of common stock;

•	forming, joining or participating in a “Group” with respect to any shares of common stock;

•	taking any other action to seek to affect the control of the management or Board;

•	entering into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing; or

•	otherwise communicating with the Company’s shareholders
(collectively, the “Standstill Obligations”).
     St. George has agreed to vote all shares it currently beneficially owns or thereafter may acquire (collectively “Shares”) as recommended by a majority of the Board and has granted an irrevocable proxy to effectuate the voting agreement (the “Voting Agreement”). St. George has agreed not to acquire beneficial ownership of shares of common stock that would represent more than 35% of the issued and outstanding common stock of the Company (excluding shares acquired upon conversion of any preferred stock issued to St. George pursuant to the Capital Call (as defined below)).
     The Standstill Obligations and the Voting Agreement continue until March 31, 2012, unless earlier terminated if the Put (as defined below) is exercised or if there is an event of default (as defined in the Standstill Agreement).
     The Company has the right to purchase the Shares (the “Call”) and St. George has the right to require the Company to purchase the Shares (the “Put”). The Put price is the Market Price as defined in the Standstill Agreement to be the volume weighted average of the closing prices of the common stock during the 30 calendar days prior to March 16, 2010. The Call price will have a 10% discount to the Put price if the Call is exercised on or prior to June 30, 2011. If the Call occurs between July 1, 2011 and September 30, 2011, the Call price is the same as the Put price. The Call expires upon the earliest of September 30, 2011 and a “Triggering Event” which is defined to mean the Company’s execution of a letter of intent for a business combination, the Company’s execution of definitive documents for a business combinations and the Company’s public announcement of a business combination. A business combination would include an acquisition of the Company or by the Company. The Put can be exercised beginning on October 1, 2011; however, the Put date can be accelerated upon the occurrence of certain events of default, as defined in the Standstill Agreement. The Company has agreed to maintain certain reserves of its unrestricted cash, initially equal to 20% of its shareholders equity as of the 2010 fiscal year end and, as additional restricted cash becomes available, additional amounts which in the aggregate equal the Put price.
     The Company is required to register the Shares with the SEC not later than June 30, 2011. If, following the effective date of such registration, the trading price of the Shares exceeds $2.21 over the period of time specified in the Standstill Agreement, the Put is eliminated.
     St. George can transfer the Shares in private transactions (subject to the continued effect of the Standstill Agreement, including the Standstill Obligations, Voting Agreement, Put/Call and other provisions) and in open market transactions. Following the date that the Put is eliminated because of the increase in the trading price of the Shares after registration, St. George must nevertheless maintain beneficial ownership of at least 1,882,583 shares of common stock until March 31, 2012.
     St. George has granted to the Company the right, commencing May 1, 2010, to require St. George to invest $600,000 in the Company (the “Capital Call”). The Capital Call expires upon the earlier of July 1, 2011 and the Company’s filing of a registration statement for St. George’s shares. If the Capital Call is exercised, St. George would be issued that number of shares of a newly designated series of non-voting convertible preferred stock (the “Preferred Stock”) based on the dollar volume weighted average closing price of the Company’s common stock for the 30 calendar days prior to the date of the issuance of the shares of Preferred Stock, however, if there is a Triggering Event, the calculation would be based on the 30 calendar pays prior to the Triggering Event. The Preferred Stock would be convertible at any time at the option of St. George into shares of the Company’s common stock at a ratio of 1:1, with such conversion ratio subject to adjustment in the event of certain stock splits or dividends or in the event of a business combination or similar transaction. The Preferred Stock would have a 3% per annum dividend which, at the option of the Company, would be payable in cash or in additional shares of Preferred Stock. The common shares acquired upon conversion of the Preferred Stock is subject to the Company’s Call right, and the holder of the Preferred Stock has a Put right, on the same terms and conditions as are applicable to the shares of common stock beneficially owned by St. George. In no event would the aggregate number of shares of common stock issued to St. George upon conversion of the Preferred Stock exceed 20% of the outstanding shares of common stock prior to such issuance, unless the Company obtains shareholder approval if required by the Nasdaq Rules. The terms of the Preferred Stock are set forth in the Certificate of Designation which is an exhibit to the Standstill Agreement. The Certificate of Designation would be filed by the Company concurrently with exercise of the Capital Call.
     St. George is also given the right to have an observer to the Board and its committee meetings.
     Upon request, St. George will assist the Company in identifying merger and acquisition opportunities without requiring any finders or similar fees. St. George invests in publicly traded companies for the proprietary account of Mr. John M. Fife. Mr. Fife is a professional investor and is the sole member of St. George. Fife Trading, Inc. is the manager of St. George. Mr. Fife owns and controls Fife Trading, Inc. Mr. Fife and his affiliates have significant experience with mergers and acquisitions and equity and debt investments in public and private companies.
     On March 19, 2010, Mr. Fife sent a letter to the Secretary of the Company that withdrew the names of nominees previously proposed by Mr. Fife for the election of directors.
Directors and Executive Officers
     The table and biographies below set forth information, as of February 22, 2010, regarding the director nominees.

Nominee	Age	Current Position(s)	Term Ending If Elected
Tom A. Goss	63	Non Executive Chairman and Director	2012
Darrel W. Francis	56	Director	2012
Emmet S. Moten, Jr.	66	Secretary and Director	2012
     Tom A. Goss has served as Chairman since November 2008 and a director since 2000. He previously served as Vice Chairman from November 2001 to November 2008. He has been Chairman of Goss LLC, an insurance agency, since November 2000. He also has been Chairman of The Goss Group, Inc., an insurance products and services company, since November 2000, and earlier was a Partner/Advisor of that company since March 1997. He was Chairman of Goss Steel & Processing LLC, a steel processing center, from April 2003 until 2005, when the company was sold. He served as Director of Athletics for The University of Michigan from September 1997 to April 2000.
     Darrel W. Francis has served as a director since 1998. Mr. Francis has been President of Precision Industrial Service, a full-service flooring company, since June 1999. He also was President of Metropolitan Facility Resources, an office furniture sales and design company, from January 1994 to December 1999. From January 1996 to October 1998, he was President of Advantage Pavilion, Inc., an office furniture sales and design company.
     Emmet S. Moten, Jr. has served as a director since 1988. Mr. Moten has been the President of Moten Group, a real estate development and consulting firm. From July 1988 to October 1996, he was Vice President of Development for Little Caesar Enterprises, Inc., a national fast food franchise company, and the Detroit Tiger’s Ball Club. Prior to assuming that position, Mr. Moten was Director of the Community & Economic Development Department of the City of Detroit for almost ten years. Mr. Moten holds a Master of Arts in Education from Louisiana State University and a B.S. in Foreign Language from Grambling State University in Louisiana.

     The table and biographies below set forth information, as of February 22, 2010, regarding the remaining directors whose term continues subsequent to the annual meeting.

Name	Age	Position(s)	Term Ending
Richard M. Brown, D.O.	74	Director	2010
Bruce R. Galloway	52	Director	2011
Ronald E. Hall, Sr.	66	Director	2010
Stephen D. Harris	38	Director	2010
     Richard M. Brown, D.O. has served as a director since 2001. Dr. Brown founded Park Medical Centers in 1961. He is a practicing physician and has been President of Park Family Health Care in Detroit, Michigan since 1995. During his career, he has also served as Chief of Staff of the following hospitals in Michigan: Michigan Health Center, Detroit Central Hospital, Botsford General Hospital and Zeiger Osteopathic Hospital. Dr. Brown has been a delegate to the American Osteopathic Association since 1989 and to the Michigan Association of Osteopathic Physicians and Surgeons since 1986. He is a past Board member of the Barbara Ann Karmanos Cancer Institute and the University of Osteopathic Medicine and Health Services in Des Moines, Iowa.
     Bruce R. Galloway has served as a director since 2008. Mr. Galloway has been a managing member of Galloway Capital Management, LLC, an investment firm focused primarily on investments in undervalued public companies. In addition, since August 2005, he has been a managing director of Arcadia Securities, LLC, a New York-based FINRA registered broker-dealer. Previously, he had been a managing director with Burnham Securities Inc., a New York-based investment banking firm. Mr. Galloway is also a member of the board of directors, as well as a member of the Audit, Compensation and Nominating Committees, of Forward Industries, Inc. Mr. Galloway holds a B.S. from Hobart College as well as an MBA from the New York University Stern School of Business.
     Ronald E. Hall, Sr. has served as a director since 2001. Mr. Hall has been President, Chief Executive Officer and majority owner of Bridgewater Interiors, LLC in Detroit, Michigan since November 1998. Bridgewater Interiors is a major supplier of seating and overhead systems to the automotive industry. He is also the President/CEO of Renaissance Capital Alliance, an equipment leasing company and he is the Chairman/CEO of New Center Stamping, an automotive service parts stamping facility. From 1992 to October 1998, Mr. Hall served as President of the Michigan Minority Business Development Council, a privately funded, nonprofit, business development organization.
     Stephen D. Harris has served as a director since 2006. Mr. Harris resigned as Executive Vice President and Chief Financial Officer of the Company on August 27, 2009 and thereafter became an employee of Molina Healthcare, Inc. Mr. Harris served as Treasurer of the Company until November 2009. Mr. Harris joined the Company as Chief Financial Officer and Treasurer on October 28, 2002, and he additionally became Executive Vice President on July 1, 2006. He is a certified public accountant with experience in consulting, auditing and accounting for major companies in the automotive manufacturing, energy, and managed health care industries. Prior to joining us, he served as a Manager for Deloitte (then called Deloitte Consulting) since 1994.
     The table and biographies below set forth information, as of February 22, 2010, regarding the executive officers of the Company. Executive officers are appointed by, and serve at the pleasure of, the Board.

Name	Age	Position(s)
William C. Brooks	76	President and Chief Executive Officer
William L. Dennis	61	Chief Financial Officer and Treasurer
     William C. Brooks has served as President and CEO of the Company since November 22, 2002. He also served as a director of the Company from 1997, and as Chairman of Board of Directors since January 1998, until November 2008. He retired as a Vice President of General Motors Corporation, Inc. in 1997. He is a retired Air Force Officer, and was Assistant Secretary of the U.S. Department of Labor from July 1989 to December 1990. He served as a member of the U.S. Social Security Advisory Board from February 1996 to January 1998.

     William L. Dennis was appointed as the Chief Financial Officer and Treasurer of the Company in January 2010. Mr. Dennis brings more than 30 years of accounting and finance experience to his role at the Company. From May 2008 through April 2009, he served as Vice President of Finance and Accounting for Toyota Boshoku America North American Interior Parts Operations, a key business unit comprised of plants in the United States, Canada and Mexico. From 1981 to 2006, he held a number of finance and accounting positions at Chrysler, including serving as Controller with responsibility over financial reporting for the company’s international operations. Mr. Dennis holds a bachelor’s degree in business administration from Wright State University and an MBA in finance from the University of Akron.
     Former Directors and Executive Officers in Fiscal 2009. Ms. Stephanie Dowell ceased to be employed as Vice President of the Company effective January 1, 2009. Mr. Brooks ceased serving as Chairman and a director (and a member of the Executive Committee), and Mr. Eddie R. Munson ceased serving as a director (and a member of Finance and Audit Committee and Governance Committee), effective at the 2008 annual meeting of shareholders.
     Former Directors and Executive Officers in Fiscal 2010. Mr. Harris ceased serving as Executive Vice President and Chief Financial Officer of the Company in August 2009 and as Treasurer of the Company in November 2009. Ms. Anita R. Davis resigned as Chief Financial Officer and Treasurer of the Company in January 2010. Prior to such resignation, she had served as Chief Financial Officer since August 2009 and as Treasurer since November 2009.
The Board of Directors
     The Board has general oversight responsibility of the Company’s affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company’s business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the Company’s strategic and financial planning process, including the review of strategic alternatives, as well as other functions carried out through the Board committees as described below. The Board is led by a non executive Chairman, Tom A. Goss.
     Meetings. In fiscal 2009, the Board held 10 meetings. Non-management directors hold regularly scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. Mr. Goss, as non executive Chairman, presides at such executive sessions. For information on how you can communicate with the Company’s non-management directors, including the non executive Chairman, see “— Communicating with the Board.”
     Directors are expected to attend all Board and committee meetings, as well as the annual meeting of shareholders. In fiscal 2009, all of the directors attended at least 75% of the aggregate of the meetings of the Board and all committees of the Board on which they served. All of the directors attended the fiscal 2009 annual meeting of shareholders, except for Dr. Richard M. Brown.
     Director Independence. The Board conducted its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined, after considering all of the relevant facts and circumstances, that Mr. Goss, Dr. Brown, Mr. Francis, Mr. Galloway, Mr. Hall and Mr. Moten are independent directors under the applicable rules of Nasdaq. Mr. Harris was employed by the Company until August 2009, and therefore is not an independent director.
     Each of the members of the Finance and Audit Committee, Compensation Committee and Governance Committee are independent under the Nasdaq rules. In addition, the Board has determined that the members of the Finance and Audit Committee qualify as independent under the rules established by the SEC for audit committee members.

Committees of the Board
     The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company’s website under “Corporate Governance” at www.uahc.com. The table below sets forth the membership in fiscal 2009 (and as of the date hereof) and meeting information in fiscal 2009.

Finance
and
Name	Audit	Compensation	Governance	Executive
Tom A. Goss	—	—	X	Chair
Richard M. Brown, D.O.	X	X	—	—
Darrel W. Francis	Chair	—	X	X
Bruce R. Galloway	X	—	—	—
Ronald E. Hall, Sr.	X	Chair	X	X
Stephen D. Harris	—	—	—	X
Emmet S. Moten, Jr.	—	X	Chair	X
Meetings	5	5	3	11
The table excludes Mr. Eddie R. Munson, who retired as a director following the annual meeting of shareholders on November 7, 2008. From July 1, 2008 to November 7, 2008, Mr. Munson served on the Finance and Audit Committee and Governance Committee. In addition, Mr. Tom A. Goss served as a member of the Compensation Committee from July 1, 2008 to November 7, 2008.
     Finance and Audit Committee. The Finance and Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Committee is to, among other things, assist the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the financial statements, the compliance with certain legal and regulatory requirements, risk management, the qualifications, independence and performance of the independent registered public accountant and the adequacy of accounting and internal control systems. The Finance and Audit Committee has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. See the Committee’s charter for additional information on the responsibilities of the Committee.
     The Board of Directors has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board of Directors has further determined that Mr. Francis is an audit committee financial expert as defined by the SEC. The designation of an audit committee financial expert does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on members of the Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Committee or the Board.
     Compensation Committee. The Compensation Committee administers the executive compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Company’s executive officers. See the Committee’s charter for additional information on the responsibilities of the Committee.
     Role of Management. Similar to prior years, Messrs. Brooks and Harris provided meaningful guidance to the Committee with respect to the design and implementation of the Company’s fiscal 2009 compensation program for executive officers. The Committee believes such input is appropriate because Mr. Brooks and Mr. Harris, based on their experience in their executive officer roles with the Company, have the most involvement in and knowledge of the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance.
     Generally, Mr. Goss, as Chairman of the Committee, had contacted Messrs. Brooks and Harris prior to Committee meetings to discuss the proposed agenda, obtain views on compensation recommendations for executive officers (including a summary of current performance and other subjective factors) as well as appropriate performance metrics to consider in such evaluations. Messrs Brooks and Harris also were invited occasionally to attend Committee meetings.
     The Committee retains the discretion to modify the recommendations of the Company’s executive officers and reviewed such recommendations for their reasonableness based upon individual and Company performance as well as market information. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance of and determine the compensation of the Company’s executive officers.
     Role of Compensation Consultants. The Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. The Committee determined to re-engage Towers Perrin as its compensation consultant with respect to fiscal 2009 executive compensation program generally.
     The Committee solely determines the responsibilities of Towers Perrin and directs its work product. With respect to the 2009 executive compensation program, the Committee engaged Towers Perrin to provide the following services: (A) discuss best-practices and market trends in compensation, particularly in light of the economic recession in fiscal 2009; (B) provide broad-based survey data and peer group data (based on proxy statements) regarding CEO and CFO compensation; and (C) assist the Committee in creating and implementing an executive retention and/or severance program, which was in response to the April 2008 notice that the Company would no longer be authorized to provide managed care services as a TennCare contractor when its then-existing TennCare contract expired on June 30, 2009. The TennCare contract was a substantial majority of the Company’s business and the discontinuance of such contract had a material adverse effect on the Company’s operations, earnings, financial condition and cash flows.
     The Committee regularly reviews and approves the director compensation program. The Committee utilizes Towers Perrin as its compensation consultant with respect to the director compensation program. For the 2009 director compensation program, the Committee engaged Towers Perrin to discuss best-practices and market trends in compensation, particularly in light of the economic recession in fiscal 2009.
     Governance Committee. The Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, recommending directors for each Board committee and overseeing corporate governance policies. See the Committee’s charter for additional information on its responsibilities and activities.
     The Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for its directors to possess. Generally, the Committee will re-nominate incumbent directors who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Committee will review the experience, mix of skills and background, independence and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and Board. The Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s Board and management.
     The Committee does not solicit director nominations, but will consider nominee recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are timely made and otherwise in accordance with the Company’s Bylaws and applicable law. Such recommendations will be evaluated against the same general criteria used to evaluate other nominees. The Committee did not receive any recommendations for nominees for this annual meeting. Shareholder recommendations for nominees to be considered by the Governance Committee should be submitted to the Chairman of the Governance Committee at 300 River Place, Suite 4950, Detroit, Michigan 48207-5062. See “Additional Information — Shareholder Proposals and Nominations at Next Annual Meeting” for additional information on making shareholder nominations and proposals for the next annual meeting.
     Executive Committee. The Executive Committee generally is permitted to exercise all of the powers and authority of the Board, except as limited by applicable law, the Company’s Bylaws or as otherwise expressly delegated by the Board to the other standing committees.

Director Compensation
     The Committee and Board believe that directors should receive a mix of cash and equity. The compensation program for non-employee directors is intended to encourage directors to continue Board service, to further align the interests of the Board and shareholders and to attract new directors with outstanding qualifications. Directors who are employees of the Company do not receive any additional compensation for Board service. All directors are reimbursed for expenses reasonably incurred in connection with Board service.
     The following table sets forth the fiscal 2009 compensation program for non-employee directors:

Board/Committee meeting fees (cash):	$1,000	per meeting

Annual Chair fees (cash):

Non Executive Chairman of the Board	$29,000

Finance and Audit Committee-Chair	$6,000

Compensation Committee-Chair	$4,000

Governance Committee-Chair	$3,000

Annual fees:

Cash	$18,000

Stock (cash value)	$18,000
     Effective January 1, 2010, compensation for non-employee directors has been reduced by 50% from the amounts listed in the table above.
Director Compensation Table for Fiscal 2009
The following table sets forth the compensation of each non-employee director in fiscal 2009.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)
Tom A. Goss	$71,000	$18,000	$50,250	$139,250
Richard M. Brown, D.O.	36,000	18,000	32,500	86,500
Darrel W. Francis	52,000	18,000	50,250	120,250
Bruce R. Galloway	10,500	18,000	7,756	36,256
Ronald E. Hall, Sr.	44,000	18,000	32,500	94,500
Emmet S. Moten, Jr.	47,000	18,000	50,250	115,250
Eddie R. Munson(3)	15,000	—	—	15,000

Total	$275,500	$108,000	$223,506	$607,006

(1)	All awards in this column related to stock awards granted under the Company’s Amended and Restated 1998 Stock Option Plan. The amounts reported reflect the expense recognized for financial statement reporting purposes in fiscal 2009, which is the full grant date fair value.

(2)	All awards in this column relate to stock options granted under the Company’s Amended and Restated 1998 Stock Option Plan. The amounts reported reflect the expense recognized for financial statement reporting purposes in fiscal 2009 (although estimates for forfeitures related to service-based conditions are disregarded), and therefore include amounts from awards granted in and prior to fiscal 2009. Valuation assumptions used in determining these amounts are included in Note 10 of the consolidated financial statements included in the Company’s annual report on Form 10-K for fiscal 2009.
As of June 30, 2009, each non-employee director had the following aggregate number of stock options outstanding: Mr. Goss, 86,833; Dr. Brown, 114,333; Mr. Francis, 54,000; Mr. Galloway, 25,000; Mr. Hall, 114,333; and Mr. Moten, 86,833.

(3)	Mr. Munson retired as a director effective as of the annual meeting of shareholders on November 7, 2008.
     Narrative Disclosure of Director Compensation Table
     Mr. Galloway returned $5,500 of the total fees back to the Company. Mr. Galloway was granted options to purchase 25,000 shares of common stock on November 7, 2008 with an exercise price of $1.43 per share. Options for 4,170 shares vested on May 8, 2009, and options for 2,083 shares vest in ten installments each on the 8th day of each August, November, February and May thereafter to and including November 8, 2011.
Corporate Governance
     The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update its corporate governance policies and practices as appropriate or required by applicable law, the Nasdaq listing standards or SEC regulations.
     The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the Corporate Governance section of the Company’s website at www.uahc.com. Waivers from the Code of Business Conduct and Ethics that relate to the Company’s executive officers or directors, if any, will be made by the Board of Directors and will be publicly disclosed in the Corporate Governance section of such website.
     A copy of the Company’s committee charters and Code of Business Conduct and Ethics will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, Attention: Secretary.
Communicating with the Board
     Any shareholder or interested party who desires to communicate with the Board, any Board committee or any specific director(s) may write to the Board at the following address: Board of Directors, United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, Attention: Secretary. The Secretary will filter out communications that the Secretary or his designee deems not appropriate for the directors, such as spam and communications to buy or sell products or services, and will forward the remainder of the communications to the appropriate directors.
     Shareholders, Company employees, officers, directors or any other interested persons who have concerns or complaints regarding accounting or auditing matters of the Company are encouraged to contact, anonymously or otherwise, the Chairman of the Finance and Audit Committee (or any director who is a member of the Finance and Audit Committee) at the above address. Such communications will be treated confidentially.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the total compensation paid or earned by the named executive officers during the years shown below.

				Option	All Other
Name and		Salary	Bonus	Awards	Compensation	Total
Principal Position	Fiscal Year	($)	($)	($)(1)	($)	($)
William C. Brooks	2009	320,000	—	26,700	—	346,700
President and CEO	2008	320,000	150,000	27,500	—	497,500

Stephen D. Harris	2009	184,000	—	32,500	3,668	220,168
Former Executive Vice President, CFO and Treasurer	2008	184,000	90,000	134,463	4,400	412,863

Stephanie Dowell	2009	92,000	—	23,144	199,656	314,800
Former Vice President of Company; Former President and CEO of UAHC Health Plan of Tennessee, Inc.	2008	184,000	80,000	46,735	4,400	315,135

(1)	The amounts reported reflect the amounts recognized for financial statement reporting purposes in the applicable year (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to the applicable year. All awards in this column relate to options granted under the Amended and Restated 1998 Stock Option Plan. Valuation assumptions used in determining the amortization amounts for fiscal 2009 are included in Note 10 of the consolidated financial statements included in the Company’s annual report on Form 10-K for fiscal 2009. During fiscal 2009, Ms. Dowell forfeited options to purchase 52,000 shares of common stock in connection with her employment termination.
     Narrative Disclosure of Summary Compensation Table
     Compensation for key executives is determined by the Compensation Committee. Salaries, bonuses and other compensation of key executives generally are based upon a subjective analysis of profitability, enrollment levels of clients, including UAHC Health Plan of Tennessee, Inc., revenue growth, return on equity and market share. The Compensation Committee believes that compensation of key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurable superior performance. During fiscal 2009, executive compensation included a base salary, 401K employer match contributions and severance and retention payments.
     Bonus. No bonus amounts were earned in fiscal 2009. The 2008 amount represents a discretionary bonus.
     All Other Compensation. Mr. Harris received $3,668 from the Company’s 401K employer contribution matching in fiscal 2009. Under the 401(k) Plan, the Company makes matching contributions on each employee’s behalf, up to a maximum of 2% of each employee’s total salary. Due to Mr. Harris’ resignation in August 2009, Mr. Harris forfeited all amounts earned under the retention provisions, and was not entitled to any additional severance or other termination payments, specified in his retention and severance agreement. Mr. Harris also forfeited options to purchase 65,000 shares of common stock in connection with his resignation. Mr. Harris retained the right to exercise his remaining outstanding options until their respective 10-year expiration dates. See “—Potential Payments Upon Termination or Change-in-Control as of June 30, 2009—Retention and Severance Agreements” below for additional information.

     Ms. Dowell earned $195,056 in fiscal 2009 in connection with her retention and severance agreements, consisting of (1) $92,000 in consideration for her retention through January 1, 2009 (paid within 30 days of such date), (2) $92,000 related to severance (equal to six months of pay), (3) $7,390 related to continuing medical and health benefits and (4) $3,666 related to life insurance premiums for 6 months. In consideration for the foregoing payments, Ms. Dowell executed a general release of claims against the Company and remains subject to the non-competition, non-solicitation, non-disparagement, nondisclosure, confidentiality and other related provisions set forth in such retention and severance agreement. Ms. Dowell also received $4,600 from the Company’s 401K employer contribution match in fiscal 2009.
     Mr. Brooks. Mr. Brooks is party to a retention and severance agreement pursuant to which he was paid $0 in fiscal 2009. See “—Potential Payments Upon Termination or Change-in-Control as of June 30, 2009—Retention and Severance Agreements” below for additional information.

Outstanding Equity Awards at June 30, 2009
The following table provides information on the holdings of option awards by the named executive officers as of June 30, 2009. There are no unvested or unearned stock awards held by named executive officers as of June 30, 2009.

			Number	Number
			of Securities	of Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option
			Options	Options	Exercise	Option
			(#)	(#)	Price	Expiration
Name	Grant Date		Exercisable	Unexercisable	($)	Date
William C. Brooks	12/4/2003	(1)	37,500	—	2.09	12/4/2013
	4/29/2004	(2)	90,000	—	4.27	4/29/2014
	12/2/2004	(3)	2,834	—	4.73	12/2/2014
	11/4/2005	(4)	15,000	—	2.10	11/4/2015
	4/24/2006	(5)	15,000	5,000	2.95	4/24/2016
	3/11/2008	(6)	4,751	14,249	1.67	3/11/2018
Stephen D. Harris	10/23/2002	(7)	25,000	—	1.05	10/23/2012
	12/4/2003	(8)	15,000	—	2.09	12/4/2013
	4/29/2004	(9)	30,000	—	4.27	4/29/2014
	12/2/2004	(3)	2,834	—	4.73	12/2/2014
	4/24/2006	(5)	15,000	5,000	2.95	4/24/2016
	11/3/2006	(10)	25,000	—	6.05	11/3/2016
	11/7/2007	(11)	6,250	8,750	2.85	11/7/2017
	3/11/2008	(6)	4,751	14,249	1.67	3/11/2018

(1)	Options for 15,000 shares vested on June 4, 2004 and options for 22,500 shares vested on December 4, 2004.

(2)	Options for 22,500 shares vested on October 29, 2004 and then vested in six installments of 11,250 shares on the 29th of each January, April, July, and October thereafter to and including April 29, 2006.

(3)	Vested on June 2, 2005.

(4)	Options for 2,500 shares vested on May 4, 2005 and then vested in ten installments of 1,250 shares on the 4th day of each August, November, February and May thereafter to and including November 4, 2008.

(5)	Options for 2,500 shares vested on October 24, 2006 and then vest in 14 installments of 1,250 shares on the 24th day of each January, April, July and October thereafter to and including April 24, 2010.

(6)	Options for 2,375 shares vested on September 11, 2008 and then vest in 14 additional installments of 1,188 shares each on the 11th day of each December, March, June and September thereafter to and including March 11, 2012.

(7)	Vested in four equal annual installments beginning on October 23, 2003.

(8)	Vested on June 4, 2004.

(9)	Options for 7,500 shares vested on October 29, 2004 and then vested in six installments of 3,750 shares on the 29th of each January, April, July and October thereafter to and including April 29, 2006.

(10)	Vested in quarterly installments over one year.

(11)	Options for 5,000 shares vested on May 2, 2008 and then vest in ten additional installments of 1,250 shares each on the 2nd of each February, May, August and November thereafter to and including November 2, 2010.
Potential Payments Upon Termination or Change-in-Control as of June 30, 2009
     Retention and Severance Agreements
     The Company entered into retention and severance agreements, dated and effective October 30, 2008 (each, a “Retention Agreement”), with William C. Brooks and Stephen D. Harris (each an “Executive”) to incentivize their continued service to the Company. Mr. Brooks continues to be a party to such agreement, while Mr. Harris received no benefits under this agreement due to his resignation as an employee and officer in August 2009. Ms. Dowell also entered into a similar agreement, with a retention period ended January 1, 2009. On February 28, 2009, upon Ms. Dowell’s employment termination, Ms. Dowell received additional severance pursuant to a separate agreement. See “Summary Compensation Table—Narrative Disclosure of Summary Compensation Table—All Other Compensation” for a description of the payments earned by Ms. Dowell in fiscal 2009 in accordance with these agreements.
     The Compensation Committee authorized these agreements in response to the April 2008 notice that the Company would no longer be authorized to provide managed care services as a TennCare contractor when its TennCare contract expired on June 30, 2009. The TennCare contract was a substantial majority of the Company’s business and the discontinuance of such contract had a material adverse effect on the Company’s operations, earnings, financial condition and cash flows. The Compensation Committee determined that Messrs. Brooks and Harris were critical to the Company’s search and evaluation process for prospective acquisitions, managing the Company’s funds in the best interests of shareholders, and to manage the remaining operations of the TennCare business and the contract with the Centers for Medicare & Medicaid Services to act as a Medicare Advantage qualified organization, which the Company elected not to renew as of December 31, 2009. Ms. Dowell was deemed critical to managing the remaining operations of the TennCare business and its wind down.
     With respect to Mr. Brooks and Mr. Harris, in addition to any payments due under their current pay arrangements, the Retention Agreements provide that the Company will pay a Retention Payment of $320,000 and $184,000 to Mr. Brooks and Mr. Harris, respectively (equal to their then-current annual base salaries), provided that such Executive is still employed by the Company through a 2-year retention period ending October 30, 2010. 25% of such Executive’s Retention Payment is to be paid to him in cash within 30 days after the earlier of (i) expiration of the existing TennCare contract and (ii) the date the State of Tennessee releases statutory reserves currently required by such TennCare contract. Thereafter, the unpaid balance of such Executive’s Retention Payment is to be paid to him in cash within 30 days after October 30, 2010. Pursuant to the agreement, Mr. Brooks received a payment of $80,000 in July 2009. He has since voluntarily surrendered his right to receive the remaining $240,000 under the agreement.
     If Mr. Brooks or Mr. Harris Involuntarily Separates from Service for Cause (as defined in the Retention Agreement), or voluntarily resigns from the Company, before the completion of such Executive’s retention period, such Executive’s right to his Retention Payment will be forfeited and any amounts paid must be returned to the Company. If such Executive Separates From Service (as defined in the Retention Agreement) with the Company on account of death or Disability (as defined in the Retention Agreement), or upon his Involuntary Separation from

Service with the Company other than for Cause, before the end of his retention period the Executive, or his designated beneficiary, as applicable, is entitled to his Retention Payment on a pro-rata basis.
     In addition to the above described retention payments, the Retention Agreements provide that in the event of an Executive’s Involuntary Separation From Service, other than for cause, that is not on account of a change-in-control event (“CIC Event”), Mr. Brooks and Mr. Harris each are entitled to a cash Severance Benefit equal to 12 months of his base salary. Beginning on the first payroll date of the seventh month immediately following the date of Separation from Service, this Severance Benefit will be payable every other Friday on the same schedule and in the same manner as his monthly compensation was paid while the Executive was employed by the Company.
     The Retention Agreements also provide that in the event of an Executive’s Separation From Service on account of a CIC Event, the Executive is entitled to the amount due under the Company’s Supplemental Executive Retirement Plan (the “SERP”) to be paid in a lump sum on the first day of the seventh month immediately following his Separation From Service date. Nothing in the Retention Agreements modifies the Executive’s entitlement to benefits to which he is otherwise entitled under the SERP.
     For purposes of this Agreement a “CIC Event” occurs when one person, or more than one person acting as a group, (i) acquires control of stock which, when combined with stock already held by such person or group, constitutes more than 50% of the total fair market or total voting power of the Company’s stock, (ii) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition of stock by such person or group, ownership of stock in the Company possessing 30% or more of the total voting power of the Company’s stock, or (iii) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, Company assets having a gross market value equal to or greater than 40% of the total gross fair market value of the assets of the Company immediately before such acquisition or acquisitions.
     In the event of Involuntary Separation from Service other than for Cause (if not a CIC Event) or an Involuntary Separation from Service due to a CIC Event, the Executive will receive (1) a pro rata payment of annual incentive compensation based on actual achievement, (2) any outstanding long-term incentive plan awards, subject to the existing applicable terms of the LTIP, (3) an insurance policy covering him and his family for medical, dental, vision and prescription drug expenses on a comparable basis for up to three years (subject to termination as specified therein), (4) life insurance payments for up to 6 months and (5) six months of outplacement services up to $5,000.
     In consideration for the foregoing payments, each Executive agreed to the non-competition, non-solicitation, non-disparagement, non-disclosure, confidentiality and other related provisions set forth in his Retention Agreement. In addition, the Executive will be required to execute a general release of claims against the Company in consideration for the severance payments described above.
     Amended and Restated 1998 Stock Option Plan
     The Company has an Amended and Restated 1998 Stock Option Plan, under which options (nonqualified options and incentive stock options) may be granted to officers, directors and key employees or those of the Company’s subsidiaries. Under most of the option agreements governing options held by Mr. Brooks and Mr. Harris, (1) outstanding options will vest with respect to all shares upon (A) a sale of all or substantially all of the assets of the Company or (B) a sale of 80% or more of the outstanding stock of the Company, and (2) such person’s right to exercise options until the 10-year expiration date will not be impaired or affected in any way in the event such employment is terminated for any reason. Under certain other option agreements, all outstanding options terminate upon the earlier of (1) the date of termination of employment, if the employment is terminated voluntarily by either Mr. Brooks or Mr. Harris or by the Company for cause, (2) on the 61st day following termination of employment, if the employment is terminated by the Company without cause, (3) on the first anniversary following termination of employment, if the termination is a result of the death or permanent disability of Mr. Brooks or Mr. Harris, or (4) the 10-year anniversary of the option grant.

RELATED PERSON TRANSACTIONS
Review of Related Person Transactions
     The Board of Directors has adopted a written Related Party Transactions policy. The Company has posted it on the Company’s website at www.uahc.com. In general, it is the Board’s policy to avoid related-party transactions. If a “Related Party Transaction” is offered that appears to be in the Company’s best interests, then the policy provides a process to review and approve the transaction. Under this policy, a Related Party Transaction will be consummated or will continue only if:
•	the Finance and Audit Committee approves or ratifies the transaction and the transaction is on terms comparable to, or more beneficial to the Company than, those that could be obtained in arm’s length dealings with an unrelated third party; or
•	the transaction is approved by disinterested members of the Board of Directors; or
•	the transaction involves compensation approved by the Compensation Committee.
     For purposes of this policy, “Related Party” has the same meaning as “related person” under Item 404 of Regulation S-K promulgated by the SEC, and includes:
•	any directors or executive officers;
•	any person who is known to the Company to be the beneficial owner of more than 5% of any class of voting securities; and
•	any immediate family member of the Company’s directors or executive officers or a person known to the Company to be a more than 5% shareholder.
     For purposes of this policy, a “Related Party Transaction” is a transaction in which the Company is a participant and in which any “Related Party” had or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than:
•	transactions available to all salaried employees generally; and
•	transactions involving less than $5,000 when aggregated with all similar transactions.
     Management will present to the Finance and Audit Committee for approval by the next regularly scheduled Finance and Audit Committee meeting any Related Party Transactions proposed to be entered into by us, including the proposed aggregate value of such transactions, if applicable, or Related Party Transactions may preliminarily be entered into by management subject to ratification by the Finance and Audit Committee. The Finance and Audit Committee will review and approve or disapprove such transactions, and at each subsequent regularly-scheduled Finance and Audit Committee meeting, management will update the Finance and Audit Committee as to any material change to the approved transactions. If such transactions are not ratified, management must make all reasonable efforts to cancel or annul the transaction.
     The policy also covers opportunities that are presented to an executive officer or director that may be available to us, either directly or by referral. Before the executive officer or director may consummate such an opportunity, it must be presented to the Board of Directors for consideration.
     The policy also requires that all Related Party Transactions be disclosed in the Company’s filings with the SEC to the extent required by the SEC’s rules, and that they be disclosed to the Finance and Audit Committee and, if material, to the full Board of Directors.
Related Person Transactions Since July 1, 2008
     None.

REPORT OF THE FINANCE AND AUDIT COMMITTEE
     The Finance and Audit Committee is responsible for monitoring the integrity of the consolidated financial statements, the system of internal controls, risk management, the qualifications, performance and independence of the independent registered public accounting firm, and compliance with certain legal and regulatory requirements. The Finance and Audit Committee has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.
     The Finance and Audit Committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Finance and Audit Committee relies, without independent verification, on the information provided to it and on the representations made by the Company’s management and the independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and, to the extent required by applicable law, for expressing an opinion as to the Company’s internal control over financial reporting.
     In connection with the Company’s Annual Report on Form 10-K for fiscal 2009, and the financial statements to be included therein, the Finance and Audit Committee has:
•	reviewed and discussed the audited financial statements with management;
•	discussed with UHY LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and
•	received the written disclosures and letter from UHY LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding UHY LLP’s communications with the Finance and Audit Committee concerning independence, and has discussed with UHY LLP its independence with respect to the Company.
     Based upon these reviews and discussions, the Finance and Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for fiscal 2009 filed with the SEC.

Members of the Finance and Audit Committee Darrel W. Francis (Chairman) Richard M. Brown, D.O. Bruce R. Galloway Ronald E. Hall, Sr.
ADDITIONAL FINANCE AND AUDIT COMMITTEE DISCLOSURE
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
     The Finance and Audit Committee’s charter affirms its responsibility to approve in advance audit and non-audit services to be performed by the independent registered public accounting firm. In accordance with Section 10A(i) of the Exchange Act, before UHY LLP is engaged to render audit or non-audit services, the engagement is approved by the Finance and Audit Committee. All of the audit-related, tax and other services described in the table below were approved by the Finance and Audit Committee pursuant to Rule 2-01(c)(7) of Regulation S-X.

Fees of the Independent Registered Public Accounting Firm
     The following table sets forth the fees the Company was billed for audit, tax and other services provided by UHY LLP in fiscal 2009 and 2008. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Finance and Audit Committee, based on its reviews and discussions with management and UHY LLP noted above, determined that the provision of these services was compatible with maintaining UHY LLP’s independence.

	Fiscal 2009	Fiscal 2008
Audit Fees	$200,300	$202,400
Tax Fees	30,505	27,000
Other Service Fees	19,100	7,900

Total Fees	$249,905	$237,300
     Audit Fees. Audit fees include services rendering in reviewing quarterly financial information and auditing the annual consolidated financial statements for fiscal 2009.
     Tax Fees. Tax fees relate to preparation of the federal, state and local income tax returns with supporting schedules.
     Other Service Fees. Other service fees include services to provide agreed upon procedures and the audit of the 40lk plan.
     UHY LLP leases all its personnel, who work under the control of UHY LLP partners, from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board of Directors recommends that the shareholders vote FOR the ratification of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2010.
     The Finance and Audit Committee has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. In November 2009, the Audit Committee appointed UHY LLP to be the Company’s independent registered public accounting firm for fiscal 2010. UHY LLP has served as the Company’s independent registered public accounting firm since November 2004, and such appointment has been ratified by the Company’s shareholders at each annual meeting since 2005. See “Additional Finance and Audit Committee Disclosure” and “Report of the Finance and Audit Committee” for a description of fees and other matters related to UHY LLP’s provision of services to the Company.
     Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Finance and Audit Committee will take the appointment of UHY LLP under advisement if such appointment is not ratified by the affirmative vote of a majority of the votes cast at the annual meeting. Even if the shareholders ratify the appointment of UHY LLP, the Finance and Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.
     The Company expects that representatives of UHY LLP will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

ADDITIONAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, its executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Company’s equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ forms furnished to the Company or filed with the SEC, no insider failed to file on a timely basis a Section 16(a) report in fiscal 2009, except (1) a late Form 4 was filed for each of Mr. Goss, Dr. Brown, Mr. Francis, Mr. Moten, Mr. Hall and Mr. Galloway related to the director’s annual stock grant in January 2009; (2) a late Form 3 was filed for Mr. Galloway in connection with his election as director; and (3) late Form 4s have yet to be filed for a number of exempt equity grants by the Company to various officers and directors under the 1998 Stock Option Plan.
Cost of Proxy Solicitation
     The cost of preparing, assembling and mailing this proxy statement and all other costs in connection with this solicitation of proxies for the annual meeting will be paid by the Company. The Company estimates that the total expenditures relating to its current proxy solicitation (other than salaries and wages of officers and employees) will be approximately $[ • ], of which approximately $[ • ] has been incurred as of the date of this proxy statement. The Company may conduct the solicitation by mail, personally, telephonically, through the Internet or by facsimile through its officers, directors and other persons identified on Appendix A, none of whom will receive additional compensation for assisting with the solicitation. The Company may also solicit shareholders through press releases issued by the Company, advertisements in periodicals and postings on the Company’s website. The Company will request banks, brokers, and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such record holders for their reasonable expenses in doing so.
     The Company has also retained Georgeson Inc. to assist in the solicitation of proxies, for a fee estimated to be approximately $103,000 plus out-of-pocket expenses. In addition, the Company has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. Georgeson has advised the Company that approximately 10 of its employees will be involved in the proxy solicitation by Georgeson on behalf of the Company.
Shareholder Proposals and Nominations at Next Annual Meeting
     Any shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for the next annual meeting must be received at the Company’s principal executive office, United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, Attention: Secretary, by the close of business on [ • ], 2011 and must otherwise be in compliance with the requirements of the SEC’s proxy rules; provided, however, if the annual meeting date is changed by more than 30 days from the anniversary of this annual meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials, which would be disclosed in the Company’s reports filed with the SEC. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
     Any shareholder director nomination or proposal of other business intended to be presented for consideration at the next annual meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Company at the address stated above not less than 90 days prior to such meeting. However, if public announcement of such meeting date is made to shareholders less than 100 days prior to such meeting, then notice will be timely if received no later than the close of business on the 10th day following the date of such public announcement.
     The above-mentioned proposals and nominations must also be in compliance with the Company’s By-Laws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in the By-Laws. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Annual Report
     The annual report of the Company for fiscal 2009, including the financial statements included in the annual report on Form 10-K for the year ended June 30, 2009 audited by UHY LLP, is being furnished with this proxy statement. If you did not receive a copy of such annual report, you may obtain a copy without charge at the Company’s website, www.uahc.com, or by contacting the Company at (313) 393-4571 or United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, Attention: Secretary.
Householding
     The Company may elect to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the fiscal 2009 annual report or this proxy statement, as follows:
•	Shareholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and
•	Shareholders of record should contact the Company at (313) 393-4571 or at United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, Attention: Secretary. The Company will promptly deliver such materials upon request.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 23, 2010
     See http://www.envisionreports.com/UAHC for a copy of this proxy statement and fiscal 2009 annual report.
     Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

By Order of the Board of Directors William C. Brooks President and Chief Executive Officer
March [ • ], 2010

APPENDIX A
INFORMATION CONCERNING PARTICIPANTS IN
THE COMPANY’S SOLICITATION OF PROXIES
     The following tables (“Directors and Nominees” and “Officers and Employees; Other”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the Company’s directors, nominees, officers, employees and other persons who, under the rules of the SEC, are considered to be “participants” in the Board’s solicitation of proxies from the Company’s shareholders in connection with the annual meeting of shareholders.
Directors and Nominees
     The principal occupations of the Company’s directors and nominees, all of whom are considered “participants” in the Board’s solicitation, are set forth under the section above titled “Proposal No. 1—Election of Directors” of this proxy statement. The name and business addresses of the organization of employment of the directors and nominees are as follows:

Name	Business Address
Tom A. Goss	600 Renaissance Center, Suite 1200, Detroit, Michigan 48243

Richard M. Brown, D.O.	27774 Franklin Road, Southfield, Michigan 48034

Darrel W. Francis	2699 Guoin, Detroit, Michigan 48034

Bruce R. Galloway	720 Fifth Avenue, 10th Floor, New York, New York 10019

Ronald E. Hall, Sr.	4617 W. Fort Street, Detroit, Michigan 48207

Stephen D. Harris	P.O. Box 35138, Detroit, Michigan 48235-9998

Emmet S. Moten, Jr.	550 W. Fort, Suite 300, Detroit, Michigan 48226
Officers and Employees; Other
     The principal occupations of the executive officers and employees who are considered “participants” in the Board’s solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is 300 River Place, Suite 4950, Detroit, Michigan 48207-5062:

Name	Principal Occupation
William C. Brooks	President and Chief Executive Officer

William L. Dennis	Chief Financial Officer and Treasurer

Anita R. Davis	Former Chief Financial Officer and Treasurer
     On January 16, 2010, the Company entered into an employment agreement with Mr. Dennis in connection with his appointment as Chief Financial Officer and Treasurer. The agreement is effective until terminated in accordance with its terms. Mr. Dennis is entitled to an annual base salary of $150,000 and to participate in the standard benefit package available to all employees. The agreement may be terminated by the Company at any time (a) for cause, in which conduct is seriously prejudicial to the Company, upon two weeks notice (or compensation in lieu thereof) or (b) without cause, upon six months notice (or compensation in lieu thereof). The agreement may be terminated by Mr. Dennis at any time upon four weeks notice. Following the termination of the agreement, Mr. Dennis will be subject to non-solicitation and non-competition restrictions (within the state of Michigan) for one year and confidentiality provisions. Effective April 1, 2010, at his request, Mr. Dennis’ base salary has been reduced by 5%.

     Ms. Davis, 38, is currently a Manager at Haynes, Maufus & Davis, PLLC and serving as a consultant to the Company. Ms. Davis also had served as a financial reporting consultant to the Company in a similar capacity prior to her appointment as Chief Financial Officer and Treasurer of the Company. On January 17, 2010, the Company entered into a letter agreement with Haynes, Maufus & Davis, PLLC for the provision of certain accounting and financial reporting services to the Company, including SEC compliance, month-end reporting obligations and the preparation of statutory filings. Under the agreement, fees are billed at a rate of $100 per hour and are based upon the work completed.
     Ms. Davis resigned as Chief Financial Officer and Treasurer of the Company in January 2010. Prior to such resignation, she had served as Chief Financial Officer since August 2009 and as Treasurer since November 2009. Ms. Davis had 14 years of accounting and finance experience prior to her role at the Company. Since 2005, she was the managing member of full-service accounting firm Haynes, Maufus & Davis, PLLC. From 2003 to 2005, she served as controller of a real estate development company. Earlier in her career, Ms. Davis held positions in accounting and finance, with a focus on SEC reporting, at a large public accounting firm and a Fortune 500 automotive supplier. Ms. Davis holds a bachelor’s degree in accounting from Michigan State University and is a Certified Public Accountant.
Information Regarding Ownership of the Company’s Securities by Participants
     The common stock beneficially owned or held as of February 22, 2010 by the persons listed above under “Directors and Nominees” and “Officers and Employees,” other than William Dennis and Anita Davis, are set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of this proxy statement. As of February 22, 2010, William Dennis and Anita Davis did not beneficially own any shares of common stock. Except as described in this proxy statement, common stock owned of record by each participant are also beneficially owned by such participant.
Information Regarding Transactions in the Company’s Securities by Participants
     The following table sets forth all transactions that may be deemed purchases and sales of common stock by the individuals who are considered “participants” between February 22, 2008 and February 22, 2010. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans.

Name	Date	Number of Shares (#)		Transaction Type
Tom A. Goss	—	—		—
Richard M. Brown, D.O.	—	—		—
Darrel W. Francis	—	—		—
Bruce R. Galloway	04/02/2008	1,000		(2)
	04/07/2008	63,702	(1)	(3)
	04/11/2008	(5,200	)(1)	(2)
	04/14/2008	(3,200	)(1)	(2)
	04/18/2008	(1,000	)(1)	(2)
	04/23/2008	25,100		(2)
	04/25/2008	100	(1)	(2)
	04/30/2008	6,800	(1)	(2)
	06/26/2008	5,590	(1)	(2)
	06/27/2008	3,000	(1)	(2)
	07/24/2008	(50,000	)(1)	(2)
	10/06/2008	(4,219	)(1)	(2)
	10/16/2008	5,000	(1)	(2)
	12/19/2008	1,000	(1)	(2)
Ronald E. Hall, Sr.	—	—		—

Name	Date	Number of Shares (#)	Transaction Type
Stephen D. Harris	—	—	—
Emmet S. Moten, Jr.	—	—	—
William C. Brooks	—	—	—
William L. Dennis	—	—	—
Anita R. Davis	—	—	—

(1)	Transactions by Strategic Turnaround Partners, LP (Cayman). See Note 6 to “Security Ownership of Certain Beneficial Owners and Management.”

(2)	Open market purchase or sale.

(3)	Shares transferred to Strategic Turnaround Equity Partners, L.P. by limited partners for limited partnership limits.
Additional Information Regarding Bruce R. Galloway
     Although Mr. Galloway is deemed a participant in this solicitation on behalf of the Company due to his position as a director of the Company, Mr. Galloway is also a participant in the solicitation of proxies made by the Strategic Equity Group. See the proxy statement of Strategic Equity Group filed with the SEC for a detailed description of additional participant information regarding Mr. Galloway and related persons as it relates to such solicitation. The Company was not involved in the preparation of Strategic Equity Group’s proxy statement.
Miscellaneous Information Regarding Participants
     Except as described in this Appendix A or the proxy statement, to the Company’s knowledge, (i) during the past ten years, none of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (ii) none of the participants beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any common stock or other securities of the Company or any of its subsidiaries, and none of the participants owns any securities of the Company which are owned of record but not beneficially, (iii) none of the participants has purchased or sold any of securities of the Company within the past two years, (iv) none of the participants’ associates beneficially owns, directly or indirectly, any of the Company’s securities, (v) none of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting, (vi) none of the participants is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies, (vii) none of the purchase price or market value of the securities of the Company owned by any participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, (viii) none of the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000, and (ix) none of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.